Exhibit 99.1

NEWS RELEASE

Company contacts:	Investor Contact:

Anthony Trunzo	Neil Berkman Associates
FLIR Systems, Inc.	(310) 277 – 5162
(503) 684-3731	info@BerkmanAssociates.com
www.flir.com

FLIR Systems Announces Second Quarter

2004 Financial Results

Revenue Increases 59%; Net Earnings Increase 85%

Management Increases 2004 Revenue and Earnings Guidance

PORTLAND, Ore. July 22, 2004 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that revenue for the second quarter ended June 30, 2004 increased 59% to $119.3 million from $75.2 million for the second quarter of 2003. Excluding the impact of the Indigo Systems Corporation acquisition, which closed on January 6, 2004, revenue for the second quarter increased 37%. Earnings from operations increased 75% to $27.2 million, or 23% of revenue, compared with $15.6 million, or 21% of revenue, for the second quarter of 2003. Net earnings for this year’s second quarter increased 85% to $17.9 million, or $0.50 per diluted share compared to net earnings for the second quarter of 2003 of $9.7 million, or $0.27 per diluted share.

For the first six months of 2004, revenue increased 58% to $228.2 million from $144.3 million for the same period last year. Excluding the impact of the Indigo acquisition, revenue for the first six months of 2004 increased 37%. Earnings from operations for the first six months of 2004 increased 67% to $49.1 million, or 22% of revenue, from $29.4 million, or 20% of revenue, for the first six months of 2003. Net earnings increased 62% to $30.6 million, or $0.87 per diluted share, compared to net earnings of $18.9 million, or $0.52 per diluted share, for the first six months of 2003.

Revenue from the sale of the Company’s Thermography products increased 37% over the second quarter last year, primarily due to growth in demand from new markets such as building inspection and continued strength in traditional predictive and preventive maintenance markets. Excluding the impact of the Indigo acquisition, Thermography revenue rose 24% for the second quarter.

Revenue from the sale of the Company’s Imaging products increased 72% in the second quarter, reflecting strength across virtually all product lines. Excluding the impact of the Indigo acquisition, Imaging revenue rose 45% for the second quarter.

The backlog of orders for delivery within the next twelve months was approximately $183 million at June 30, 2004, compared to $180 million at March 31, 2004.

Cash generated from operations totaled $20 million for the second quarter of 2004, and $39 million for the first six months. At June 30, 2004, the Company had cash and cash equivalents of $67 million.

Earl Lewis, President and CEO, stated “I am extremely pleased with our financial performance in the second quarter. All of our businesses are performing well, and our manufacturing facilities were able to keep pace with very strong order intake and achieve record revenue and operating profit. Our margins are again trending up, and our cash flow has been very good. I am confident we will see continued strong financial results for the remainder of 2004, so we are increasing both revenue and earning per share guidance for the year.”

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FLIR Systems Announces Second Quarter 2004 Financial Results

July 22, 2004

Page Two

Revenue and Earnings Guidance for 2003

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Based on its financial results for the first six months of 2004, and the outlook for the remainder of the year, management currently expects revenue for 2004 to be approximately $470 million to $480 million and net earnings in the range of approximately $1.88 to $1.98 per diluted share, with an estimated effective tax rate of 29%. This compares with management’s previous expectations for 2004 of revenue of $425 million to $435 million and earnings per share of $1.55 to $1.60.

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements in the Revenue and Earnings Guidance for 2004 above are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous web cast of the conference call may be accessed online from the Calendar of Events link at the investor relations page of www.FLIR.com. A replay will be available approximately one hour after the web cast at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21200423 after approximately 1:00 p.m. EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com.

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$119,295	$75,162	$228,156	$144,333
Cost of goods sold	58,271	36,041	113,712	69,169

Gross profit	61,024	39,121	114,444	75,164

Operating expenses:
Research and development	10,784	7,785	21,382	15,383
Selling, general and administrative	23,026	15,749	43,986	30,385

Total operating expenses	33,810	23,534	65,368	45,768

Earnings from operations	27,214	15,587	49,076	29,396

Interest expense	2,006	530	4,107	789
Other expenses (income), net	(224)	557	608	450

Earnings before income taxes	25,432	14,500	44,361	28,157

Income tax provision	7,506	4,785	13,752	9,292

Net earnings	$17,926	$9,715	$30,609	$18,865

Net earnings per share:
Basic	$0.53	$0.28	$0.92	$0.55

Diluted	$0.50	$0.27	$0.87	$0.52

Weighted average shares outstanding:
Basic	33,602	34,492	33,407	34,579

Diluted	35,619	35,945	35,367	36,020

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	June 30, 2004	December 31, 2003
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$67,003	$197,993
Accounts receivable, net	89,056	79,332
Inventories, net	86,915	75,959
Prepaid expenses and other current assets	19,880	19,997
Deferred income taxes	9,908	8,832

Total current assets	272,762	382,113

Property and equipment, net	31,887	22,758
Deferred income taxes, net	6,500	21,146
Goodwill	149,475	12,500
Intangible assets, net	49,991	4,036
Other assets	8,887	7,870

	$519,502	$450,423

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$29,083	$26,427
Deferred revenue	5,075	4,540
Accrued payroll and related liabilities	14,664	12,778
Accrued product warranties	5,031	3,511
Advance payments from customers	8,531	12,112
Other current liabilities	10,456	8,227
Accrued income taxes	194	2,742
Current portion of long-term debt	128	—

Total current liabilities	73,162	70,337

Long-term debt	204,950	204,369
Pension and other long-term liabilities	11,332	10,875

Commitments and contingencies

Shareholder’s equity	230,058	164,842

	$519,502	$450,423